Exhibit 10.48

Certification No.: 1657120

Utility Model Patent Certification

(Translation)

Name of the Utility Model:  Assembled Toy Plug-in Bricks

Inventor: Lin, Wei

Patent No.: ZL 2009 2 0292981.6

Application Date: December 16, 2009

Patent Owner: Lin, Wei

Date of Authorization Proclamation: January 12, 2011

This new utility model has been reviewed by our bureau staff in accordance with the Patent Law of the People’s Republic of China. We have decided to grant the patent right to this model, issue this certification and register for the Patent Registration Records. The patent right shall become effective from the date of authorization proclamation.

The term of this patent is 10 years, starting from the application date. The patent owner shall pay for the annual patent fee according to the Patent Law and Implementing Rules. The annual patent fee shall be paid by December 16 of each calendar year. In the circumstance that the annual payment is not made by the due date, the patent right shall be terminated on the due date of the outstanding annual fee.

The patent certification describes the legal status of the patent right upon registration. The transfer, pledge, inefficacy, termination, recovery, and the changes about the name, nationality, address of the patent owner shall be updated with the Patent Registration Record.

Director of the Bureau: Tian, Lipu

State Intellectual Property Office of the People’s Republic of China (Stamp)

January 12, 2011